UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Holloran, Thomas E
   1201 Yale Place #1302
   Minneapolis, MN  55403
2. Issuer Name and Ticker or Trading Symbol
   Flexsteel Industries, Inc.
   FLXS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/10/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Flexsteel Industries, Inc. |12/6/0|J(1)| |3,000             |(A)|12.375     |7,680              |(D)   |                           |
Common Stock               |2     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option                |12.375  |12/06|J(1)| |(D)        |D  |12/8/|12/8/|Flexsteel Co|2,000  |       |-0-         |(D)|            |
                      |        |/02  |    | |           |   |92   |02   |mmon Stock  |       |       |            |   |            |
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Option                |12.375  |12/06|J(1)| |(D)        |D  |12/9/|12/9/|Flexsteel Co|1,000  |       |-0-         |(D)|            |
                      |        |/02  |    | |           |   |92   |02   |mmon Stock  |       |       |            |   |            |
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Option                |15.75   |     |    | |           |   |12/15|12/15|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/93  |/03  |mmon Stock  |       |       |            |   |            |
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Option                |11.125  |     |    | |           |   |12/15|12/15|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/94  |/04  |mmon Stock  |       |       |            |   |            |
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Option                |11.25   |     |    | |           |   |12/6/|12/6/|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |95   |05   |mmon Stock  |       |       |            |   |            |
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Option                |12.75   |     |    | |           |   |12/11|12/11|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/96  |/06  |mmon Stock  |       |       |            |   |            |
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Option                |12.656  |     |    | |           |   |12/10|12/10|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/97  |/07  |mmon Stock  |       |       |            |   |            |
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Option                |12.75   |     |    | |           |   |12/15|12/15|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/98  |/08  |mmon Stock  |       |       |            |   |            |
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Option                |13.594  |     |    | |           |   |12/9/|12/9/|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |99   |09   |mmon Stock  |       |       |            |   |            |
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Option                |10.563  |     |    | |           |   |12/11|12/11|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/00  |/10  |mmon Stock  |       |       |            |   |            |
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Option                |10.750  |     |    | |           |   |12/11|12/11|Flexsteel Co|       |       |1,000       |(D)|            |
                      |        |     |    | |           |   |/01  |/11  |mmon Stock  |       |       |            |   |            |
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Option                |15.9250 |12/10|J*  |V|(A)        |A  |12/10|12/10|Flexsteel Co|2,500  |       |2,500       |(D)|            |
                      |        |/02  |    | |           |   |/02  |/12  |mmon Stock  |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
J(1)     Exercise of Stock Options. Purchased 3,000 shares
@$12.375
J*        Granted pursuant to the Flexsteel industries, Inc. 2002 Stock Option
Plan.  Non-Qualified Stock Option.